Exhibit 10.2

August 30, 2019

Armando Anido

2219 Grubbs Mill Road
Berwyn, PA  19312-1935

Dear Armando:

As you know, you and Zynerba Pharmaceuticals, Inc. (the “Company”) are parties to that certain employment agreement dated as of September 4, 2014 (as amended and/or restated from time to time, the “Employment Agreement”).  For good and valuable consideration, you and the Company hereby agree to amend the Employment Agreement as follows:

1.  The first paragraph in Section 4(e) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Effect of a Change of Control.  Notwithstanding any provision of Section 4(d) to the contrary, if Employee’s employment is terminated or Employee resigns for Good Reason (as defined below) pursuant to Section 4(d) within the ninety (90) day period preceding a Change of Control or on or within twelve (12) months following a Change of Control, upon such termination or resignation, Employee shall be entitled to the same payments and benefits described in Section 4(d) above, subject to execution and nonrevocation of the Release and the Employee’s compliance with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Employer, provided that in addition to the severance and other benefits set forth in Section 4(d) (iii) (A)-(C), (i) Employee shall be entitled to receive an additional six (6) months of Base Salary continuation (at the rate in effect on the Termination Date) commencing upon the conclusion of the continued Base Salary under Section 4(d)(iii)(A) and an additional six (6) months of medical and dental coverage (at the same coverage in effect on the Termination Date) commencing upon the conclusion of the continued Base Salary under Section 4(d)(iii)(B); (ii) one hundred percent (100%) of all outstanding unvested stock options and other equity-based awards held by the Employee as of the Termination Date shall become fully vested and exercisable (to the extent applicable) as of the Termination Date; (iii) all outstanding stock options and other equity-based awards held by the Employee as of the Termination Date that become vested pursuant to (ii) above or that are vested as of the Termination Date shall remain exercisable (to the extent applicable) until the earlier of (x) the three (3) year anniversary of the Termination Date and (y) the expiration date of the relevant stock option or other equity-based award; and (iv) provided the Change of Control results in net proceeds per share of capital stock to investors in excess of two times the Series 1 price per share, then Employee shall receive 100% of Employee’s targeted annual bonus for the year in which the Termination Date occurs, without regard to whether the relevant Employee and Employer goals have been achieved.

80 W. Lancaster Avenue, Suite 300| Devon, PA 19333 | 484-581-7505 | www.zynerba.com

Confidential

2.  Section 4(g)(vi) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(i)                                     “Good Reason” shall be deemed to exist with respect to any termination of employment by the Employee for any of the following reasons:

(1)                                 a material reduction in the Employee’s duties and responsibilities, which for purposes of this Agreement means the assignment to Employee of any duties or responsibilities which are materially inconsistent with or adverse to the Employee’s then current duties, responsibilities, positions and/or titles with the Employer;

(2)                                 a material reduction of the Employee’s then-current base salary or target bonus opportunity;

(3)                                 the requirement that the Employee regularly report to work at a location that is more than fifty (50) miles from the location of the Employee’s employment as of the Effective Date;

(4)                                 a material breach of this Agreement by the Employer; or

(5)                                 in the event of the assignment of this Agreement to a third party, the failure of the assignee or successor entity to agree to be bound to the terms of this Agreement.

provided, however, that for any of the foregoing to constitute Good Reason, the Employee must provide written notification of Employee’s intention to resign within ninety (90) days after the Employee first knows or first has reason to know of the occurrence of any such event or condition, and, the Employer must have thirty (30) business days from the date of receipt of such notice to effect a cure of the event or condition constituting Good Reason.  If the Employer fails to effect a cure of the event or condition constituting Good Reason, the Employee must actually resign from employment within thirty (30) days following the expiration of the foregoing cure period.  In the event of a cure of such event or condition constituting Good Reason by the Employer, such event or condition shall no longer constitute Good Reason.”

3.                                      Section 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Non-Disclosure. The Employee acknowledges that in the course of performing services for the Employer, the Employee will obtain knowledge of the Employer’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, names and positions of employees and/or other proprietary and/or confidential information (collectively the “Confidential Information”).  The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, and the Employee agrees not to use any of the Confidential Information for the Employee’s own benefit or to the detriment of the Employer without the prior written consent of the Employer, whether or not such Confidential Information was discovered or developed by the Employee.  The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Employer is obligated to maintain in confidence.

Nothing in this Agreement shall prohibit the Employee from (a) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation, (b) supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process, or (c) receiving an award for information provided to any governmental agency.  In addition, notwithstanding anything in this Agreement, in accordance with the Defend Trade Secrets Act of 2016, (a) the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose a trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.”

4.                                      Except as otherwise amended hereby, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

The provisions of Sections 11 through and including 17 of the Employment Agreement are incorporated herein by reference and shall apply to this amendment (this “Amendment”) as if included herein, provided that all references in such sections to “this Agreement,” “herein,” “hereof,” “hereunder” and similar phrases shall be deemed to refer to this Amendment (and not the Employment Agreement) for purposes of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first above written.

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Terri B. Sebree

Title:	President

/s/ Armando Anido
Armando Anido